Exhibit 107

Calculation of Filing Fee Tables

           S-3

(Form Type)

Cheetah Net Supply Chain Service Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
		Security	or Carry		Offering	Aggregate		Amount of
	Security	Class	Forward	Amount	Price Per	Offering		Registration
	Type	Title	Rule	Registered(1)	Unit(2)	Price	Fee Rate	Fee
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c)	469,484	$2.94	$1,380,282.96	0.00015310	$211.32
	Total Offering Amounts					$1,380,282.96		$211.32
	Total Fee Offset							$0
	Net Fee Due							$211.32

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high ($3.04) and low ($2.83) prices of the Registrant’s Class A common stock on the Nasdaq Capital Market as of January 8, 2025, within five business days prior to the date of filing of this registration statement.